Exhibit 99



                 IKON OFFICE SOLUTIONS APPOINTS NEW BOARD MEMBER

              Anthony P. Terracciano Elected to Board of Directors

Valley Forge, Pennsylvania - April 8, 2003 - IKON Office Solutions (NYSE:IKN), the largest independent distributor of document management products and services in the U.S. with operations throughout North America and Europe, announced today that Anthony P. Terracciano has been elected a member of the Company's Board of Directors.

"IKON is pleased to have Tony Terracciano join our Board of Directors," said Matthew J. Espe, Chairman and Chief Executive Officer, IKON Office Solutions. "Mr. Terracciano is an accomplished business leader, and his strong leadership skills and experience with financial institutions will be strong assets to IKON's Board."

Mr. Terracciano, 64, most recently served as Chairman of Dime Bancorp's Board of Directors. He also served as President of Banking Operations for First Union Corporation from 1995 to 1997, a position he earned after leading the turnaround of First Fidelity Bank Corporation as Chairman, President and Chief Executive Officer, and helping to lead the successful merger of the two corporations. Prior to joining First Fidelity, Mr. Terracciano was President and Chief Operating Officer for Mellon Bank Corporation. He spent the first 23 years of his career with Chase Manhattan Bank Corporation, where he held positions of progressive responsibility, culminating in his position as Vice Chairman, Wholesale Banking and Investment Banking, and his eventual naming to the Board of Directors for Chase Manhattan Bank.

"Mr. Terracciano's financial expertise, business savvy and strong corporate experience complement the skills and knowledge of IKON's Board of Directors," said Thomas R. Gibson, Lead Independent Director, IKON Office Solutions. "We welcome Mr. Terracciano to the Board, and look forward to his strong contributions moving forward."

In addition to leadership positions in the financial services sector, Mr. Terracciano serves on the Board of Avaya Corporation, and has served as Vice Chairman of the Board for American Water Works and as a Director for Bell Atlantic Corporation. He currently serves on the Board of Directors of Monmouth University and Monmouth Medical Center.


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Mr.  Terracciano  received a  bachelor's  degree in economics  from St.  Peter's
College and a master's degree in philosophy from Fordham University.

IKON Office Solutions (www.ikon.com) is a leading provider of products and services that help businesses manage document workflow and increase efficiency. IKON provides customers with total business solutions for every office, production and outsourcing need, including digital copiers and printers, color solutions, distributed printing, facilities management, and legal document solutions, as well as network integration, connectivity and custom workflow and imaging application development. IOS Capital, LLC, a wholly owned subsidiary of IKON, provides lease financing to customers and is one of the largest captive finance companies in North America. With Fiscal 2002 revenues of $4.8 billion, IKON has approximately 600 locations worldwide including the United States, Canada, Mexico, the United Kingdom, France, Germany, Ireland and Denmark.

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